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                [RWD Technologies/TM/ Letterhead Appears Here]


NEWS                                               FORM 8-K EXHIBIT 99
FOR IMMEDIATE RELEASE

                                                   Contact: Mac MacLure
                                                   General Counsel
                                                   888.RWD.TECH, extension 4275
                                                   mmaclure@rwd.com


                   RWD Technologies Announces the Resignation
                           of Chief Financial Officer

     Columbia, Md., December 9, 1999 - RWD Technologies, Inc., (NASDAQ: RWDT) announced today that Ronald E. Holtz, its Chief Financial Officer, has resigned to pursue other opportunities. Mr. Holtz also resigned his responsibilities as a Vice President, Secretary, and a Director of the Corporation. Dr. Robert W. Deutsch, Chairman and CEO, will be acting CFO while a replacement is being sought.

     Dr. Deutsch stated, "Ron Holtz made an important contribution to RWD Technologies in preparing for our successful IPO and in working with our investors. We wish him well as he pursues another entrepreneurial opportunity."


About RWD Technologies, Inc.

     RWD Technologies, Inc., is a professional services company with headquarters in Columbia, Maryland, that provides a broad range of technology solutions to the business problems confronting Fortune 500 companies. The Corporation has four operational segments: Internet Technologies and Software Integration, Automotive Manufacturing and Support Services, Enterprise Systems Implementation Services, and Enterprise Learning Solutions. Established in 1988, RWD has more than 1,100 employees providing services that increase productivity and reduce operating costs for companies in over 20 industries. Information about RWD can be found at the Corporation's World Wide Web site, www.rwd.com.
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     Copyright (C) 1999. RWD and RWD Technologies, Inc. are registered trademarks and RWD Technologies is a trademark of RWD Technologies, Inc.

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